EXHIBIT 99.2



     We hereby consent to the use of our opinion letter dated November 30, 1995 to the Board of Directors of Inmac Corp. (the "Company") included as Appendix B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 on Micro Warehouse, Inc. ("MWHS") relating to the proposed merger of a wholly owned subsidiary of MWHS, with and into the Company, and to the references to such opinion letter in such Proxy Statement/Prospectus under the captions "SUMMARY - The Merger - Opinion of Inmac's Financial Advisor," "THE MERGER - Background of the Merger" and "THE MERGER - Opinion of William Blair & Company, Financial Advisor to Inmac." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              WILLIAM BLAIR & COMPANY


                         By:  /s/William Blair & Company
                              --------------------------
                              William Blair & Company

December 14, 1995